OT Advisors LLC

CODE OF ETHICS

January 22, 2024

CODE OF ETHICS

Introduction

Ethics are important to OT Advisors LLC (the "Company"1) and to its management. The Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity. This code of business conduct and ethics (the "Code of Ethics" or “Code”) has been adopted by the Company in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by Company and all its employees, officers, and directors.

All officers, directors and employees of the Company are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Chief Compliance Officer, any member of management, or follow the procedures outlined in applicable sections of this Code.

Defined Terms Used in the Code

The following are defined terms used in the Code. Other capitalized terms are defined within the Code itself.

•1940 Act – The Investment Company Act of 1940, as amended.
•Access Person(s) – Any Supervised Person who:
◦Has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund; or
◦Is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For purposes of this Code, Access Persons means the employees and other Supervised Persons of the Company.

•Adviser – OT Advisors, LLC or the Company.
•Advisers Act – The Investment Advisers Act of 1940, as amended.
•Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
•Beneficial Ownership – Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:
◦The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.
1 Terms with initial capitals have the meaning ascribed to them in the “Definitions” section of this Code or within the Code.

◦The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:
▪Securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted;
▪A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:
•The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or
•The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.
▪A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:
•The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and
•Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;
▪A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;
▪A person's interest in securities held by a trust; and
▪A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.
•Chief Compliance Officer – The person designated by the Adviser to serve as Chief Compliance Officer (“CCO”).
•Company – OT Advisors, LLC or Adviser.
•Control – The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company’s outstanding voting Securities is presumed to give the holder of such Securities control over the company.
•Federal Securities Laws - The Federal Securities Laws include the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-

Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
•IPO – An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.
•Limited Offering – Also known as a private placement. An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D. Initial Coin Offerings (“ICOs”) are deemed to be Limited Offerings.
•Material Nonpublic Information – Information that (i) has not been made generally available to the public and that (ii) a reasonable investor would likely consider important in making an investment decision. Employees should consult with the CCO about any questions as to whether information constitutes Material Non-Public Information (“MNPI”).
•Outside Counsel – The law firm engaged by OTA. This is currently Crow & Cushing.
•Purchase/d or Sale/Sell/Sold – For purposes of this Code, a Security is considered to be purchased or sold from the time such a transaction has been communicated to the person who places buy and sell orders for the Company until the program has been fully completed or terminated.
•Reportable Fund – Any fund registered pursuant to the 1940 Act:
◦In which the Company serves as an investment adviser or sub-adviser; or
◦Any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company.
•Reportable Security - Any Security, except: (i) Securities accounts, as well as purchases or sales effected for or Securities held in any account, over which you have no direct or indirect influence or control; (ii) Purchases or Sales made pursuant to an Automatic Investment Plan; and (iii) Purchases or Sales of any of the following Securities: (a) direct obligations of the U.S. government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (c) shares issued by registered, open-end investment companies other than Company shares.
Cryptocurrencies (not including Initial Coin Offerings) are deemed to be non-Reportable Securities. Cryptocurrencies include any virtual or digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank (e.g., Bitcoin, Litecoin, Ethereum, etc.).
•Security – The SEC defines the term “security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security.
Digital assets are assets that are issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, digital currencies and digital coins or tokens. A particular digital asset may or may not meet the definition of a Security under Federal Securities

Laws, depending on facts and circumstances. Digital assets deemed to be Securities are Reportable Securities.
Any questions about whether an instrument is a Security for purposes of the Code of Ethics should be directed to the CCO.
•Supervised Person – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. For purposes of this Code, the Company deems all Supervised Persons to be Access Persons and vis-a-versa.

Purpose of the Code

In accordance with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 1940 Act, the Company has adopted this Code to:

•Help you recognize ethical issues and take the appropriate steps to resolve these issues.
•Deter ethical violations and avoid any abuse of position of trust and responsibility.
•Maintain confidentiality of our business activities.
•Assist you in complying with applicable Federal Securities Laws.
•Assist you in reporting any unethical or illegal conduct.
•Reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All Supervised Persons, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct. Supervised Persons will also need to acknowledge their compliance with the Code annually. Additionally, from time to time, Supervised Persons will receive revisions and updated versions of this Code and will be required to read and acknowledge such updates.

Prohibitions Against Fraud, Deceit and Manipulation

You cannot, in connection with the Purchase or Sale, directly or indirectly, of a Security held or to be acquired by a client account or fund:

•Employ any device, scheme or artifice to defraud a client account or fund;
•Make to a client or fund any untrue statement of a material fact or omit to state to a client or fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•Engage in any act, practice or course of business which would operate as a fraud or deceit upon a client or fund; or
•Engage in any manipulative practice with respect to a client account or fund.

Compliance with Federal Securities Laws

Each of us has a duty to comply with all Federal Securities Laws applicable to our business. Highlighted below are some of the key compliance guidelines summarizing certain Federal Securities Laws that must be followed.

"Whistleblower" protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of Federal Securities Laws or other federal laws prohibiting fraud against stockholders. You must not discriminate in any way against an employee who engages in these "whistleblower" activities.

1940 Act. A separate code of ethics has been established by the registered fund(s) to which the Company serves as Adviser to comply with the Investment Company Act of 1940 and is applicable to the persons designated in such code.

Document Retention. You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation. The Company’s policies pertaining to document retention and destruction are set forth in the Company’s Compliance Manual.

Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other Federal Securities Laws.

In addition, we expect you to comply with all of our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Insider Trading

Trading Securities (including equity and debt securities and derivative instruments), either personally or on behalf of others, while in possession of Material, Non-public Information, or improperly communicating that information to others, is referred to as “insider trading.” Federal and state securities laws prohibit any purchase or sale of Securities by a person having material non-public information (“Inside Information”) if such information was improperly obtained or if the use of such information for trading has not been properly authorized or in certain other circumstances. In addition, the “tipping” of others about such information is prohibited. The persons covered by these Securities laws are not only insiders of publicly traded companies, but also any other persons who, under certain circumstances, learn of such material non-public information about a company. Violation of these laws can result in severe consequences, including fines and imprisonment. In addition, employers may be subject to liability for insider trading or tipping by Supervised Persons.

Insider trading is based on a simple, well-established principle: if you receive Material, Non- public Information about a public company from any source, you are prohibited from discussing or acting on that information.

OTA strictly prohibits trading in any Security of a public company while in possession of Material, Non-public Information regarding such public company, providing such information to another person (commonly known as “tipping”), or using such information to benefit a client. These procedures are intended to prevent the misuse of Material, Non-public Information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading.

Material Non-Public Information
Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a Security or other financial instrument. Information may be material even if it relates to speculative or contingent events. If disclosure of information would affect the market price of a Security, whether positively or negatively, the information should be considered material.

Supervised Persons should assume that all information obtained in the course of their employment or association with the Company is not public unless the information has been publicly disclosed by means of a press release, wire service, newspaper, proxy statement or prospectus or in a public filing made with a regulatory agency or is otherwise available from public disclosure services.

Examples of Material, Non-public Information may include the following events and circumstances, whether actually occurring or merely contemplated or proposed by the issuer:

•    Transactions such as contests for corporate control, refinancing, tender offers, recapitalizations, leveraged buyouts, acquisitions, mergers, restructurings or purchases or sales of assets;
•    Dividend increases or decreases;
•    Earnings or earnings estimates and changes in previously released earnings or earnings estimates;
•    Public offerings of Securities by private or public entities, including plans to offer Securities, cancellations;
•    Transactions by an issuer relating to its own Securities, including share repurchase programs and derivatives;
• Actual or threatened litigation;
• Liquidity problems;
• Financing needs;
• Management developments; and
• Government investigations or actions.

This list is not exclusive, and there are other types of information, events or circumstances which may constitute Material, Non-public Information. There also may be information, events and circumstances of the types included on the list which do not constitute Material, Non-public Information. Courts and regulators determine whether information is to be considered material non-public information on a case-by-case basis in accordance with the general definition set forth above and therefore any information received should be treated with the utmost caution. If you have any uncertainty as to whether information is material non-public information, you should not discuss it with anyone and promptly consult with the CCO.

Prohibition on Insider Trading

No Supervised Person, either personally or on behalf of others (such as client accounts), may trade in Securities or derivatives of Securities of any public company about which the Supervised Person possesses Material, Non-public Information nor may a Supervised Person communicate or “tip” any such Material, Non-public Information to others in violation of the law.

Supervised Persons are prohibited from misusing Inside Information. This prohibition means that Supervised Persons may not purchase or sell, cause the purchase or sale of, or recommend or solicit the purchase or sale of, a Security of any public company for any account - including personal accounts and client accounts - while in the possession of Inside Information relating to that Security.

Supervised Persons may not disclose Inside Information to others, except for disclosures made to other Supervised Persons, or persons outside of the Company (such as Outside Counsel or accountants) who have a valid business reason for receiving such information - i.e., who have a “need to know” the information in order to carry out an assignment for the Company or a client. Supervised Persons should also not make an effort to obtain Inside Information from any other Supervised Person, unless the Supervised Person needs to know the information in order to perform his or her duties for the Firm.

Spreading False Information

The Company unequivocally prohibits and forbids any Supervised Persons from communicating or transmitting “false rumors” or other false information regarding any portfolio company held by any of the Company’s clients which such Supervised Person does not know or reasonably believe to be true to any Person outside of the Company for any reason.

Front-Running and Scalping

Trading while in possession of information concerning trades by the Company or its clients is called front-running or scalping (as defined more fully below) and may violate Federal Securities Laws. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC. These practices are prohibited by the Company’s Insider Trading policy.

Front-running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade (for example, buying a Security just before the Company or a client buys that Security or selling just before the Company or a client sells that Security).

Scalping is making a trade in the opposite direction just after a trade by the Company or a client (for example, buying a Security just after the Company or a client stops selling such Security or selling just after the Company or a client stops buying such Security).

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and the Company’s interests and/or the Company’s clients. A conflict exists when your personal interest in any way interferes with our interests, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•You cause us to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family.
•You use any nonpublic information about us, our clients or our other business partners for your personal gain, or the gain of a member of your family.
•You use or communicate confidential information obtained in the course of your work on behalf of the Company or its clients for your or another's personal benefit.

In recognition of the trust and confidence placed in the Company by clients, the Company has adopted the following principles to be followed by all Supervised Persons:

•The interests of the Company’s clients are of upmost importance. The interests of the clients must be placed before your own.
•You must effect all personal Securities transactions in a manner that avoids any conflict or apparent conflict between your personal interests and those of the Company or its clients.
•You must avoid actions or activities that allow you or your family to benefit from your position with the Company, or that bring into question your independence or judgment.
•You must not disclose any Material Nonpublic Information to others or engage in the Purchase or Sale, or recommend or suggest that any person engage in the Purchase or Sale, of any Security to which such information relates.
•Take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with the Company, or through the use of our property or information.
•Use our property, information, or position for your personal gain or the gain of a family member.
•Compete, or prepare to compete, with us.

Confidentiality

You must not disclose confidential information regarding us, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, Company, our affiliates, our lenders, our clients, or our other business partners. Even after you leave Company, this obligation continues until the information becomes publicly available.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, gender identity, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, gender identity, sexual orientation, age, national origin, citizenship status, handicap, disability, marital status, or any other status protected by law.

Employee Investment Policy
General Policy
The Company requires that all Access Persons’ investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Company and its clients. To this end, the Company has adopted the procedures set forth below.

Definition of Covered Account

The Company is obligated to monitor and, at times, restrict the investment activities of its Access Persons and any “Covered Account,” which includes:

•The personal securities accounts of: (i) each Access Person; (ii) each Access Person’s immediate family members (as described below) sharing the same household; or (iii) anyone living either with or apart from an Access Person who receives material financial support from the Access Person (except a spouse with a valid separation/divorce decree). For these purposes, immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
•Any accounts over which an Access Person controls or influences the investment decisions, or has the right or authority to exercise any degree of control or discretionary authority; or
•Any account in which an Access Person has 25% or greater Beneficial Ownership.

Therefore, an Access Person should consider himself or herself the Beneficial Owner of Securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or anyone the Access Person financially supports (except a spouse with a valid separation/divorce decree).

Pre-Clearance of Trades

Access Persons are not required to obtain the CCO’s prior approval of personal Securities transactions unless the transaction concerns an initial public offering (“IPO”) or limited offerings (ex., Limited Offerings or private placements), or in Securities of any issuer on the Company’s Restricted List.

Pre-clearance requests involving IPOs, Limited Offerings (including Initial Coin Offerings), or Securities/issuers on the Restricted List must be submitted to the CCO in advance of effecting such transactions. Pre-clearance requests should be submitted to the CCO in writing who will make the final determination on any pre-clearance request. The CCO will provide a written determination of the pre-clearance request to the Access Person. The CCO will maintain a record of the original request and the written determination. Pre-clearance requests for Limited Offerings are discussed below. Any pre-clearance given will remain in effect until the end of the business day following the business day in which the pre-clearance authorization was received with regards to public Securities and for a 30-day period following the approval of a Limited Offerings.

The CEO shall be responsible for pre-clearance request from the CCO. This responsibility may be delegated to a third party.

Pre-Clearance is not required to be submitted with respect to any transactions effected pursuant to any personal account over which the Access Person has (or had) no direct or indirect influence or control.

The Restricted List will be available to all Access Persons and should be reviewed prior to submitting a pre-clearance request.

EVEN IF APPROVAL IS OBTAINED, ACCESS PERSONS MUST NOT BUY OR SELL, OR RECOMMEND THAT OTHERS BUY OR SELL, SECURITIES OF A COMPANY IF THE ACCESS PERSON HAS MATERIAL, NON-PUBLIC INFORMATION ABOUT THE COMPANY IN QUESTION.

The Restricted List
The CCO, with guidance from the Portfolio Manager, shall maintain a restricted list of Securities (the “Restricted List”). Access Persons are prohibited from personally, or on behalf of one of the clients, purchasing or selling Securities that appear on the Restricted List. A Security will be placed on the Company’s Restricted List if any transactions by the Company or an Access Person in such Security would be considered improper and/or illegal, such as under the following circumstances:

•The Company is in possession of Material, Nonpublic Information about an issuer;
•An Access Person is in a position that may cause the Company or such Access Person to receive MNPI, such as serving as a member of an issuer’s board of directors;
•The Company has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s Securities;
•An Access Person’s trading in the Security may present the appearance of a conflict of interest or an actual conflict of interest;
•An investor relationship that involves a senior officer or director of an issuer (i.e., a value-added investor) may present the appearance of a conflict of interest or an actual conflict of interest; and
•The CCO has otherwise determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List. The CCO shall review the Restricted List periodically to determine whether any issuer/Security should be removed from the Restricted List. Each time the CCO adds or removes an issuer/Security to or from the Restricted List, the CCO shall document the reason for restriction or removal from the Restricted List. Only the CCO may remove a company from the Restricted List.

Reporting of Access Person Holdings and Transactions
General Policy
Access Persons are required to periodically report their personal securities transactions and holdings to the CCO.

Definition of a Non-Discretionary Managed Account
A “Non-Discretionary Managed Account” is an account over which an Access Person has no direct or indirect influence or control. This includes accounts for which an Access Person has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser.

“No direct or indirect influence or control” over an account means that the Access Person does not:

•suggest purchases or sales of investments in such account to the applicable third-party investment manager or trustee who has been granted discretionary investment authority over such account; or
•direct such third-party investment manager or trustee to purchase or sell investments on behalf of such account (including directing or advising such investment manager or trustee in regard to the relative allocation of the account’s assets to specific investments vis-à-vis other investments).

To the extent an Access Person has demonstrated to the satisfaction of the Chief Compliance Officer that an account is a Non-Discretionary Managed Account, the Chief Compliance Officer may, in his sole discretion, exempt such account from the pre-clearance and reporting requirements set forth herein. No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Non-Discretionary Managed Accounts.

Access Persons with Non-Discretionary Managed Accounts generally will be required to provide the Chief Compliance Officer with:

•A notification within 30 days of opening a new Non-Discretionary Managed Account;
•An initial attestation must be sent to the broker for the Non-Discretionary Managed Account within 30 days of the date the account is opened. In addition, Access Persons must obtain this attestation for all Non-Discretionary Managed Accounts in existence as of the date of this Code;
•An annual confirmation from the broker via negative consent that the Access Person has no direct influence or control over the relevant accounts. The Chief Compliance Office will send the initial version of the certification to the broker and if there are no changes, no response will be required; and
•An annual attestation to be completed for any accounts that are being excluded on the basis that they are non-discretionary on a form prescribed by the CCO.

Initial Holdings Report
Each new Access Person must provide the CCO with an “Initial Holdings Report” for both Covered Accounts and Non-Discretionary Managed Accounts. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

Each holdings report must contain, at a minimum:

•The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
•The account in which the Security is held;
•The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person's direct or indirect benefit; and
•The date the Access Person submits the report.

Annual Holdings Report
Each Access Person must annually provide the CCO with a report of their holdings. Access Persons must complete the “Annual Holdings Report” form for both Covered Accounts and Non-Discretionary Managed Accounts within 45 days of the end of the calendar year, i.e., no later than February 14th.

Each holdings report must contain, at a minimum:

•The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
•The account in which the Security is held;
•The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person's direct or indirect benefit; and
•The date the Access Person submits the report.

New Covered Accounts
Access Persons who open new Covered Accounts are required to provide the Chief Compliance Officer with:
•A notification within 30 days of opening a new Covered Account on the form prescribed by the CCO; and
•An annual confirmation that all Covered Accounts have been disclosed in compliance with the Adviser’s policy.

Quarterly Transaction Report
Each Access Person must report to the CCO all information contained on the “Quarterly Transaction Report and Compliance Attestation” form for all Reportable Securities in Covered Accounts. Quarterly Transaction Reports must be submitted no later than 30 days after the end of each calendar quarter and must cover all transactions during such quarter. As a matter of best practice, the Company requires Access Persons with no personal securities transactions during the quarter to submit a Quarterly Transaction Report confirming the absence of any transactions. The submission of the Quarterly Transaction Reports may be done through the filing of a periodic report from an approved securities brokerage company containing this information. This filing, however, must also be accompanied by a report verifying that this information has been filed with the Company.

Consistent with the Advisers Act, the quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

•the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved;
•the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•the price of the Reportable Security at which the transaction was effected;
•the name of the broker, dealer or bank with or through which the transaction was effected;

•the account in which the Reportable Security is held; and
•the date that the report is submitted.]

Brokerage Statements in Lieu of Report
In lieu of a Quarterly Transaction Report, an Access Person may provide the CCO with copies of the monthly or quarterly brokerage account statements relating to each Covered Account. Such brokerage statements must be received from the broker within 30 days of the end of the calendar quarter.

Exemption from Reporting Requirements
An Access Person is not required to submit an Initial Holdings Report, an Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

Reviews of Reports
The CCO or his designee will review Access Persons’ holdings reports, transaction reports and pre-clearance forms to determine whether any violations of the Company’s Code, policies or of the applicable Federal Securities Laws occurred. If there are any discrepancies between holdings reports, transaction reports or pre-clearance forms, the CCO will contact the applicable Access Person to resolve the discrepancy. If the Company determines that a Supervised Person has violated this Code, such Supervised Person may be subject to disciplinary action or restrictions on further trading.

The reports submitted by the CCO will be reviewed by the CEO (or person designated by the CEO). Any breaches by the CCO of the Company’s policies will be the responsibility of the CEO for next steps.

Political Activities

The Company encourages its Supervised Persons to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, Supervised Persons should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of the Company. Additionally, the Company and its Supervised Persons are prohibited from making any contribution or giving a gift to a state or local political candidate, official, party or organization that would be prohibited by applicable law. In order for the Company to determine whether a gift or political contribution is permissible or prohibited, Supervised Persons are required to request pre-clearance authorization from the Chief Compliance Officer in advance of making a proposed contribution or giving a gift.

Supervised Persons should refer to the Company’s “Political and Charitable Contributions and Public Positions” set forth in OT Advisors, LLC’s Compliance Manual to understand the restrictions and reporting obligations pertaining to political contributions.

Loans

No Supervised Person may borrow funds from or become indebted to any person, business or company having business dealings or a relationship with Company, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior written approval from the Chief Compliance Officer of the Company. No Supervised Person may use the Company's name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the Chief Compliance Officer of the Company.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by Company's Supervised Persons and you are expected to report a violation promptly. Normally, reports should be made to one's immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to report the matter to our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of Company or our accounting, internal accounting controls or auditing matters, may communicate that concern to the CEO, by direct communication with our Chief Compliance Officer, or by email or in writing. The CEO may direct special treatment, including the retention of outside advisors or counsel, for any concern reported to them.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of Supervised Persons, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any Supervised Person who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action. For the avoidance of doubt, nothing in this Code shall be interpreted as impeding a Supervised Person from communicating directly with the staff of the U.S. Securities and Exchange Commission about potential or actual violations of the Federal Securities Laws.

In the case of potential Insider Trading by an Access Person, the CCO shall notify the CEO and both individuals shall conduct a formal investigation. If the formal investigation does not exonerate the Access Person, Outside Counsel shall be brought in review the evidence and decide next steps, including, but not limited, to reporting to the appropriate authorities for civil and criminal follow up if appropriate. Additionally, at the time the Outside Counsel is contacted, the CCO will notify Company clients as required by client policies or advised by Outside Counsel.

If the potential Insider Trading is done by the CCO or CEO, then Outside Counsel shall immediately be retained to conduct an independent investigation. As directed by the Company, Outside Counsel will notify Company clients as required by client policies or advised by Outside Counsel.

In the case of a confidential, anonymous submission, Supervised Persons should communicate their concerns to the Company in writing and forward them in a sealed envelope to the CEO or CCO, such envelope to be labeled with a legend such as: "To be opened by the [CEO or CCO] only."

Administration of the Code

The Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our CEO. The CCO is responsible for verifying that the required records are maintained in accordance with the Advisers Act, 1940 Act and the Adviser’s “Maintenance of Books and Records” policy set forth in the Compliance Manual.

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Revisions and Amendments

This Code may be revised, changed or amended at any time. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We will ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

APPENDIX A
Acknowledgment
To
OT Advisors, LLC (the “Company”)
Code of Ethics

This Acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Company’s Code of Ethics, read it, and understand that the Code contains the expectations of the Company regarding conduct. I agree to observe the policies and procedures contained in this Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to my supervisor, to the Chief Compliance Officer or to a member of senior management , any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date
Date Received:
Reviewed By:

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply.